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                                  [EXHIBIT 11]

                         NORTH FORK BANCORPORATION, INC.

              COMPUTATION OF NET INCOME PER COMMON EQUIVALENT SHARE
                                 MARCH 31, 1999
                                   (UNAUDITED)



                                                                                                       THREE MONTHS ENDED
                                                                                            ----------------------------------------
                                                                                            MARCH 31, 1999            MARCH 31, 1998
                                                                                            ----------------------------------------
Net Income .................................................................                $ 53,567,972                $  7,376,489

Common Equivalent Shares:

Weighted Average Common Shares Outstanding .................................                 139,289,004                 138,479,690
Weighted Average Common Equivalent Shares ..................................                     915,541                   2,225,049
                                                                                            ----------------------------------------
Weighted Average Common and Common Equivalent Shares .......................                 140,204,545                 140,704,739
                                                                                            ========================================
Net Income per Common Equivalent Share - Basic .............................                $       0.38                $       0.05
Net Income per Common Equivalent Share - Diluted ...........................                $       0.38                $       0.05


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